                                                                      EXHIBIT 12


                         LIBERTY GROUP PUBLISHING, INC.

                       Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)

                                                                              Fiscal Year Ended December 31,
                                                              --------------------------------------------------------
                                                                1999        2000        2001        2002        2003
                                                              --------    --------    --------    --------    --------
Loss from continuing operations before income taxes,
  extraordinary item and cumulative effect of change
  in accounting principle .................................   $ (1,804)   $(14,579)   $(19,196)   $ (3,842)   $(18,552)
1/3 rent expense (1) ......................................        153         192         251         272         262
Interest expense - debt ...................................     30,818      38,412      38,348      33,236      32,434
Interest expense - dividends on mandatorily redeemable
  preferred stock .........................................         --          --          --          --      13,206
Interest expense - amortization of deferred financing
  costs ...................................................      1,495       1,817       2,362       2,271       1,810
                                                              --------    --------    --------    --------    --------
     Earnings .............................................   $ 30,662    $ 25,662    $ 21,765    $ 31,937    $ 29,160
                                                              ========    ========    ========    ========    ========


1/3 rent expense (1) ......................................   $    153    $    192    $    251    $    272    $    262
Interest expense - debt ...................................     30,818      38,412      38,348      33,236      32,434
Interest expense - dividends on mandatorily redeemable
  preferred stock (2) .....................................         --          --          --          --      13,206
Interest expense - amortization of deferred financing
  costs ...................................................      1,495       1,817       2,362       2,271       1,810
                                                              --------    --------    --------    --------    --------
     Fixed charges ........................................   $ 32,466    $ 40,421    $ 40,961    $ 35,779    $ 47,712
                                                              ========    ========    ========    ========    ========

Ratio of earnings to fixed charges ........................       0.94        0.63        0.53        0.89        0.61
Deficiency (3) ............................................   $  1,804    $ 14,759    $ 19,196    $  3,842    $ 18,552

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(1) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(2) On May 15, 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of SFAS No. 150 on July 1, 2003. Accordingly, the Company's mandatorily redeemable preferred stock has been classified as a liability on the balance sheet as of December 31, 2003. Dividends on the Senior Preferred Stock and Junior Preferred Stock for the six months ended December 31, 2003 were $7,417 and $5,789, respectively, and have been classified as additional interest expense for the year ended December 31, 2003. In the periods prior to July 1, 2003, dividends on Senior Preferred Stock and Junior Preferred Stock were reported as an adjustment to net loss to arrive at net loss available to common stockholders.

(3) Deficiency is calculated as fixed charges less earnings, which indicates the amount of additional earnings the Company would need to have a ratio of earnings to fixed charges of 1.0.